AUTHORIZATION STATEMENT
                             -----------------------

This statement confirms that the undersigned has authorized and designated each of David Gordon and Mary Parkes to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United States Securities Exchange Commission under Section 16 of the Securities Exchange Act of 1934 ("Section 16") as a result of the undersigned's ownership of or transactions in securities of Mobius Management Systems, Inc. The authority granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transaction in the securities of Mobius Management Systems, Inc., unless earlier revoked in writing.


Signature: /s/ Mitchell Gross
          -----------------------
Name:     Mitchell Gross
     ----------------------------

Date:     March 10, 2003
     ----------------------------